AMENDMENT TO THE

RETAIL FUND PARTICIPATION AGREEMENT

Pursuant to Sections 10.8 and 10.9 the Retail Fund Participation Agreement dated August 9, 2004 by and among Talcott Resolution Life Insurance Company (formerly named Hartford Life Insurance Company), Talcott Resolution Distribution Company, Inc. (formerly named Hartford Securities Distribution Company, Inc.), The Alger Funds, The Alger Institutional Funds, The Alger Portfolios (collectively, the “Funds’’) and Fred Alger & Company, Incorporated, as amended July 3, 2007, March 20, 2009 and October 7, 2009 (the “Agreement”), the Agreement is hereby amended as provided below (the “Amendment”), effective as of the latest date set forth below:

1.             All references to Hartford Life Insurance Company shall be replaced with Talcott Resolution Life Insurance Company.

2.             All references to Hartford Securities Distribution Company, Inc. shall be replaced with Talcott Resolution Distribution Company, Inc.

3.              Section 9.1(a) is hereby amended to replace the following information at the end of this section:

If to the Company:

Massachusetts Mutual Life Insurance Company

As Administrator for Talcott Resolution Life Insurance Company

100 Bright Meadow Blvd. Enfield, Connecticut 06082

Attention: RS Fund Operations, MIP M200-INVST

Telephone: (860) 562-2470

Facsimile: (860) 562-2283

with a copy to:

Law Department, Retirement Services

Massachusetts Mutual Life Insurance Company

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

If to Talcott Resolution Distribution Company, Inc.:

Talcott Resolution Distribution Company, Inc.

1Griffin Road North

Windsor, CT 06095

4,             Schedules A and B to the Agreement are deleted in their entirety and replaced with the Attached “Schedule A” and “Schedule B”.

5.             Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6.             The Amendment may be executed in two or more counterparts, each of which shall be deemed to be on original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of January 8, 2018.

FRED ALGER & COMPANY, INCORPORATED	THE FUNDS

[Redacted]	[Redacted]
By: [Redacted]	By: [Redacted]
Title: Senior Vice President	Title: Senior Vice President

TALCOTT RESOLUTION LIFE INSURANCE COMPANY	TALCOTT RESOLUTION DISTRIBUTION COMPANY, INC.
By Massachusetts Mutual Life Insurance Company, Its Administrator

[Redacted]	[Redacted]
By: [Redacted]	By: [Redacted]
Title: Senior Vice President	Title: President & CEO

SCHEDULE A

Separate Accounts

Each Separate Account established by resolution of the Board of Directors of Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts.

Portfolios

Class A, I, R, Y and I-2 shares of the Funds for which Fred Alger & Company, Inc. is now or may become the principal distributor.

SCHEDULE B

In consideration of the services provided by the Company, the Fund agrees to pay the Company an amount equal to the following basis point per annum on the average aggregate amount invested by the Company’s Separate Account(s) in each of the Portfolio under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of  each calendar quarter.

Fees paid in accordance with the Fund’s Rule 12b- l plans as described in Section 2.4 and identified below will be made payable to the Company’s affiliate, Talcott Resolution Distribution Company. Inc., a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934 and member of the Financial Industry Regulatory Authority. “Service fees” paid for sub- accounting/recordkeeping services will be made payable to the Company.

			Additional
		12b-1 and/or	Compensation
	Service	Shareholder	from Alger’s
Share Class	Fees	Service Fee	Legitimate Profits
Class A Shares	0.30%	0.25%	N/A
Class I Shares	0.30%	0.25%	N/A
Class R Shares	0.30%	0.50%	N/A
Class Y Shares	N/A	N/A	N/A
Class 1-2 Shares	N/A	N/A	0.10%

The minimum quarterly fee payable by the Underwriter is $25. If fees due to the Company during a quarter total less than the $25 minimum payment, the Company will not be paid for that quarter.

If the Company is compensated at a lower rate than the compensation stated herein, but fails to alert the Underwriter within three months of a lower payment, the Underwriter will not adjust the Company’s compensation retroactively.